As filed with the Securities and Exchange Commission on September 26, 2013

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER

THE SECURITIES ACT OF 1933

Cameron International Corporation

(Exact Name of Registrant as Specified in its Charter)

Delaware (State or other jurisdiction of incorporation or organization)	76-0451843 (I.R.S. Employer Identification No.)

1333 West Loop South, Suite 1700, Houston, Texas	77027
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code:  (713) 513-3300

CAMERON INTERNATIONAL CORPORATION EQUITY INCENTIVE PLAN

(Full title of the plan)

William C. Lemmer

Senior Vice President and General Counsel

Cameron International Corporation

1333 West Loop South, Suite 1700

Houston, Texas 77027

(Name and address of agent for service)

(713) 513-3300

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☒	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

		Proposed	Proposed
		Maximum	Maximum
	Amount	Offering	Aggregate	Amount of
Title of Securities	to be	Price Per	Offering	Registration
to be Registered	Registered(1)	Share (2)	Price(2)	Fee (2)
Common Stock, par value $.01 per share	13,000,000 shares	$59.14	$768,820,000	$104,867.05

(1)      Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers an indeterminate number of additional shares of common stock as may become issuable to prevent dilution with respect to the shares offered hereby as a result of any future stock split, stock dividend, recapitalization, or other similar transaction in the future during the effectiveness of this Registration Statement.

(2)      Estimated solely for the purposes of calculating the registration fee pursuant to Rule 457(c) and Rule 457 (h) under the Securities Act, based on the average of the high and low trading prices of the registrant’s common stock, as reported on the New York Stock Exchange on September 23, 2013.

REGISTRATION OF ADDITIONAL SECURITIES

This registration statement on Form S-8 (the “Registration Statement”) is being filed by the registrant, Cameron International Corporation, a Delaware corporation (“Cameron” or the “Registrant”), pursuant to General Instruction E to Form S-8 for the purpose of registering an additional 13,000,000 shares of common stock, par value $0.01 per share, of Cameron (“Cameron Common Stock”), for issuance under the Cameron International Corporation Equity Incentive Plan, as amended and restated effective as of May 8, 2013 (the “Plan”), which shares of Cameron Common Stock are in addition to the 2,013,525 shares of Cameron Common Stock registered on the Registrant’s Form S-8 filed by the Registrant on September 19, 2005 (No. 333-128414), the 3,500,000 shares of Cameron Common Stock registered on the Registrant’s Form S-8 filed by the Registrant on August 25, 2006 (No. 333-136900) and the 8,770,250 shares of Cameron Common Stock registered on the Registrant’s Form S-8 filed by the Registrant on May 3, 2010 (No. 333-166451) (collectively, the “Prior Registration Statements”). Pursuant to General Instruction E to Form S-8, the contents of the Prior Registration Statements are incorporated herein by reference and made part of this Registration Statement, except as otherwise updated or modified herein. The Plan was recommended for approval by Cameron’s Board of Directors and approved by Cameron’s stockholders at Cameron’s annual meeting held on May 8, 2013.  The Plan was previously named the Cameron International Corporation 2005 Equity Incentive Plan.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents, which Cameron has filed with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated herein by reference and made a part hereof:

(a)                   Cameron’s Annual Report on Form 10-K for the year ended December 31, 2012.

(b)                   Cameron’s Quarterly Reports on Form 10-Q for the quarter ended March 31, 2013, filed with the Commission on April 29, 2013, and for the quarter ended June 30, 2013, filed with the Commission on July 29, 2013.

(c)                    Cameron’s Current Reports on Form 8-K filed with the Commission on February 6, 2013, May 9, 2013, June 25, 2013, July 1, 2013 and July 2, 2013 (except that any portions thereof that are deemed to be furnished and not filed shall not be incorporated by reference in this Registration Statement).

(d)                   The description of Cameron’s common stock and preferred stock contained in the Registration Statement on Form 8-A/A, filed August 21, 2009.

All reports and other documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, excluding any information furnished but not filed pursuant to any current report on Form 8-K, after the date of this Registration Statement and prior to the filing of a post-effective amendment hereto which indicates that all securities offered hereunder have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents.

Any statement in this Registration Statement or in a document incorporated or deemed to be incorporated by reference in this Registration Statement shall be deemed to be modified or superseded for the purposes of this Registration Statement to the extent that a statement contained in this Registration Statement or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this Registration Statement modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute part of this Registration Statement.

Experts

The consolidated financial statements of Cameron International Corporation and subsidiaries at December 31, 2012 and 2011, and for each of the years in the three-year period ended December 31, 2012, appearing or incorporated by reference in Cameron’s Annual Report on Form 10-K for the year ended December 31, 2012 (the “Annual Report”), have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon included therein and have been incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

Item 4. Description of Securities.

Not Applicable.

Item 5. Interests of Named Experts and Counsel.

The opinion as to the legality of the securities registered hereunder is being given by William C. Lemmer, Senior Vice President and General Counsel of Cameron.  Mr. Lemmer is eligible to participate in the Plan.

Item 6. Indemnification of Directors and Officers.

Statutory Indemnification. Section 145 of the Delaware General Corporation Law (the “DGCL”) permits a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding.

In a suit brought to obtain a judgment in the corporation’s favor, whether by the corporation itself or derivatively by a stockholder, the corporation may only indemnify for expenses, including attorneys’ fees, actually and reasonably incurred in connection with the defense or settlement of the case, and the corporation may not indemnify for amounts paid in satisfaction of a judgment or in settlement of the claim. In any such action, no indemnification may be paid in respect of any claim, issue or matter as to which such persons shall have been adjudged liable to the corporation except as otherwise approved by the Delaware Court of Chancery or the court in which the claim was brought.

The statute does not permit indemnification unless the person seeking indemnification has acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation and, in the case of criminal actions or proceedings, the person had no reasonable cause to believe his conduct was unlawful. There are additional limitations applicable to criminal actions and to actions brought by or in the name of the corporation. The determination as to whether a person seeking indemnification has met the required standard of conduct is to be made, with respect to a person who is a director or officer at the time of such determination, (i) by a majority vote of directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (ii) by a committee of such directors designated by majority vote of such directors, or (iii) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (iv) by the stockholders.

Section 102(b)(7) of the DGCL (“Section 102(b)”) authorizes corporations to limit or to eliminate the personal liability of directors to corporations or their stockholders for monetary damages for breach of directors’ fiduciary duty of care. Although Section 102(b) does not change directors’ duty of care, it enables corporations to limit available relief to equitable remedies such as injunction or rescission. In the view of the Commission, the limitation of monetary liability pursuant to state law does not apply to liabilities under the federal securities laws.

Contractual Indemnification.   Cameron’s Restated Certificate of Incorporation (the “Certificate”) and Bylaws require it to indemnify its directors and officers to the fullest extent permitted under Delaware law, and to implement provisions pursuant to contractual indemnity agreements it has entered into with its directors and executive officers. The Certificate limits the personal liability of a director to Cameron or its stockholders to damages for breach of the director’s fiduciary duty, except for liability (i) for any breach of the director’s duty of loyalty to Cameron or its stockholders; (ii) for acts or omissions not in good faith, or which involve intentional misconduct or a knowing violation of law; (iii) for unlawful payments of dividends or unlawful stock purchases or redemptions as provided in Section 174 of the DGCL; or (iv) for any transaction from which the director derived an improper personal benefit. Cameron has purchased insurance on behalf of its directors and officers against certain liabilities that may be asserted or incurred by such persons in their capacities as directors or officers of Cameron, or that may arise out of their status as directors or officers of Cameron, including liabilities under the federal and state securities laws.

Cameron has entered into indemnification agreements with each of its directors, executive officers and certain other designated officers under which it has agreed to indemnify and advance expenses to each indemnitee as provided in the indemnification agreements to the fullest extent permitted by applicable law.

In general, each indemnitee is entitled to the rights of indemnification if by reason of the indemnitee’s corporate status he is or is threatened to be made a party to or a participant in any threatened, pending or completed proceeding. Subject to certain conditions, Cameron must indemnify the indemnitee against all expenses, judgments, penalties, fines and amounts paid in settlement actually and reasonably incurred by him or on his behalf in connection with any proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to Cameron’s best interests, and, with respect to any criminal proceeding, if he had no reasonable cause to believe his conduct was unlawful.

In the case of a proceeding by Cameron, no indemnification against expenses will be made in respect of any claim as to which the indemnitee shall have been adjudged to be liable to Cameron or if applicable law prohibits the indemnification. Nonetheless, if applicable law permits indemnification against expenses, indemnification will be made if and to the extent that the court in which the relative proceeding is pending shall so determine.

If an indemnitee is not wholly successful in defense of a proceeding, but is successful on the merits or otherwise as to one or more but not less than all claims, Cameron will indemnify the indemnitee against all expenses actually and reasonably incurred by him or on his behalf in connection with each such claim as to which the indemnitee was successful on the merits or otherwise. An indemnitee will be successful on the merits or otherwise if, among other things, (i) the claim was terminated by withdrawal or dismissal with or without prejudice; (ii) a claim was terminated without any express finding of liability or guilt against the indemnitee with or without prejudice; (iii) 120 days expires after the making of a claim or threat of a proceeding without the institution of such proceeding, or (iv) settlement of a claim as to which the indemnitee pays less than $200,000.

In no event is an indemnitee entitled to indemnification with respect to a claim to the extent applicable law prohibits the indemnification, or an admission is made by the indemnitee in writing to Cameron, or final nonappealable determination is made in a proceeding that the standard for conduct for indemnification under the indemnification agreement has not been met.

Indemnitees also are entitled to indemnification if they are required to appear as a witness in any proceeding.

Cameron must advance all reasonable expenses incurred by or on behalf of an indemnitee in connection with a proceeding within ten days after its receipt of a statement from the indemnitee requesting the advance, whether before or after the final disposition of the proceeding. The indemnitee must repay amounts advanced only if and to the extent he is ultimately determined by a final nonappealable adjudication or arbitration decision that the indemnitee is not entitled to be indemnified against the expenses.

The indemnification agreements also contain detailed procedures for determination of entitlement to indemnification and remedies for an indemnitee if it is determined that an indemnitee is not entitled to indemnification.

If indemnification provided for in the indemnification agreement is held by a court to be unavailable to an indemnitee for any reason other than the indemnitee did not act in good faith and in a manner he reasonably believed to be in or not opposed to Cameron’s best interests, or with respect to a criminal proceeding, that the indemnitee had no reasonable cause to believe his conduct was unlawful, Cameron is required to contribute to the amount of expenses, judgments, penalties, fines and amounts paid in settlement, actually and reasonably incurred by the indemnitee, in such proportion as is appropriate to reflect the relative benefits received by the indemnitee and the relative fault of the indemnitee versus the other defendants or participants in connection with the action or inaction that resulted in the expenses, judgments, penalties, fines and amounts paid in settlement, as well as any other relevant equity considerations.

The above discussion in this Item 6 of Section 145 of the DGCL, the Certificate, the Bylaws and the indemnification agreements is intended to be only a summary and is qualified in its entirety by the full text of each of the foregoing.

Item 7.  Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit Number	Description

4.1	Restated Certificate of Incorporation of Cameron International Corporation, dated May 11, 2012, filed as Appendix C to the Registrant’s 2012 Proxy Statement, and incorporated herein by reference.

4.2	Bylaws of Cameron International Corporation filed as Exhibit 3.1 to Cameron International Corporation’s Current Report on Form 8-K filed on April 18, 2012, and incorporated herein by reference.

4.3

Amendment to the Bylaws of Cameron International Corporation filed as Exhibit 3.1 to Cameron International Corporation’s Current Report on Form 8-K filed on October 24, 2012, and incorporated herein by reference.

4.4

Cameron International Corporation Equity Incentive Plan (as amended and restated effective as of May 8, 2013), filed as Appendix A to the 2013 Proxy Statement on March 28, 2013, and incorporated herein by reference.

*5.1	Opinion of William C. Lemmer, General Counsel of Cameron International Corporation.

*23.1	Consent of William C. Lemmer (contained in his opinion filed as Exhibit 5.1 hereto).

*23.2	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm.

*24.1	Powers of Attorney (included on signature page).

* Filed herewith

Item 9. Undertakings.

(a)                     The undersigned Registrant hereby undertakes:

(1)                     To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a) (3) of the Securities Act of 1933;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a) (1) (i) and (a) (1) (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2)                     That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)                     To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(B)               The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(C)              Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on the 25th day of September, 2013.

CAMERON INTERNATIONAL CORPORATION
(Registrant)
/s/ Jack B. Moore
By:	Jack B. Moore
Chairman, President and Chief Executive Officer

Each person whose signature appears below constitutes and appoints Jack B. Moore, William C. Lemmer and Grace B. Holmes as his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, to sign any amendments (including post-effective amendments) to this registration statement and to each registration statement amended hereby, and to file or cause to be filed the same, with all exhibits and other related documents, with the Securities and Exchange Commission, with full power and authority to perform any necessary or appropriate act in connection with the amendment(s).

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the indicated capacities on September 25, 2013:

/s/ Jack B. Moore
Jack B. Moore	Chairman, President and Chief Executive Officer
(Principal Executive Officer)
/s/ Charles M. Sledge
Charles M. Sledge	Senior Vice President & Chief Financial Officer
(Principal Financial Officer)
/s/ C. Baker Cunningham
C. Baker Cunningham	Director

/s/ Sheldon R. Erikson
Sheldon R. Erikson	Director

/s/ Peter J. Fluor
Peter J. Fluor	Director

/s/ Douglas L. Foshee
Douglas L. Foshee	Director

/s/ James T. Hackett	Director
James T. Hackett

/s/ Rodolfo Landim	Director
Rodolfo Landim

/s/ Michael E. Patrick
Michael E. Patrick	Director

/s/ Jon Erik Reinhardsen
Jon Erik Reinhardsen	Director

/s/ David Ross
David Ross	Director

/s/ Bruce W. Wilkinson
Bruce W. Wilkinson	Director

EXHIBIT INDEX

Exhibit Number	Description

4.1	Restated Certificate of Incorporation of Cameron International Corporation, dated May 11, 2012, filed as Appendix C to the Registrant’s 2012 Proxy Statement, and incorporated herein by reference.

4.2	Bylaws of Cameron International Corporation filed as Exhibit 3.1 to Cameron International Corporation’s Current Report on Form 8-K filed on April 18, 2012, and incorporated herein by reference.

4.3

Amendment to the Bylaws of Cameron International Corporation filed as Exhibit 3.1 to Cameron International Corporation’s Current Report on Form 8-K filed on October 24, 2012, and incorporated herein by reference.

4.4

Cameron International Corporation Equity Incentive Plan (as amended and restated effective as of May 8, 2013), filed as Appendix A to the 2013 Proxy Statement on March 28, 2013, and incorporated herein by reference.

*5.1	Opinion of William C. Lemmer, General Counsel of Cameron International Corporation.

*23.1	Consent of William C. Lemmer (contained in his opinion filed as Exhibit 5.1 hereto).

*23.2	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm.

*24.1	Powers of Attorney (included on signature page).

* Filed herewith